Exhibit 99.1

PRESS  RELEASE

For:	THE MACERICH COMPANY

Press Contact:	Arthur Coppola, President and Chief Executive Officer

or

Thomas E. O’Hern, Executive Vice President and

Chief Financial Officer

(310) 394-6000

MACERICH ANNOUNCES QUARTERLY RESULTS

Santa Monica, CA (8/5/04) - The Macerich Company (NYSE Symbol: MAC) today announced results of operations for the quarter and six months ended June 30, 2004 which included funds from operations (“FFO”) per share – diluted increasing 5% to $.89 compared to $.85 for the quarter ended June 30, 2003 and increasing to $1.79 for the six months ended June 30, 2004 compared to $1.69 for the comparable period in 2003. Total FFO – diluted increased by 6.7% to $68 million for the quarter compared to $63.8 million for the quarter ended June 30, 2003 and to $136.7 million for the six months ended June 30, 2004 compared to $127.0 million for the comparable period in 2003.  The Company’s definition of FFO is in accordance with the definition provided by the National Association of Real Estate Investment Trusts (“NAREIT”). A reconciliation of net income per common share-diluted (“EPS”) to FFO per share-diluted is included in the financial tables accompanying this press release.

Net income available to common stockholders for the quarter ended June 30, 2004 was $17.1 million or $.29 per share-diluted compared to $28.6 million or $.55 per share-diluted for the quarter ended June 30, 2003.  Net income in the quarter ended June 30, 2003 was positively impacted by net gain on sales of consolidated assets of $11.6 million or $.18 per share compared to a net gain on asset sales of $1.1 million or $.01 per share for the quarter ended June 30, 2004.  For the six months ended June 30, 2004 net income was $35.2 million or $.60 per share-diluted compared to $48 million or $.92 per share-diluted for the six months ended June 30, 2003.  A reconciliation of net income to FFO is included in the financial highlights section of this press release.

Recent highlights:

•                  During the quarter, Macerich signed 367,000 square feet of specialty store leases at average initial rents of $39.82 per square foot.  First year rents on mall and freestanding store leases signed during the quarter were 38% higher than average expiring rents.

•                  Total same center tenant sales, for the quarter ended June 30, 2004, were up 6.0% compared to sales levels for the quarter ended June 30, 2003.

•                  Portfolio occupancy at June 30, 2004 was 91.7% compared to 92.4% at June 30, 2003.  On a same center basis occupancy was 92.0% at June 30, 2004 compared to 92.4% at June 30, 2003.

•                  The Company acquired two California malls; La Cumbre Plaza and The Mall of Victor Valley and also a 50% interest in NorthPark Center in Dallas.

•                  The Company completed an upsizing of its line of credit to $1 billion from $425 million.

Commenting on results and recent events, Arthur Coppola, President and Chief Executive Officer of Macerich stated, “The quarter was highlighted by excellent leasing activity including positive releasing spreads in excess of 35%.  In addition we continued to make excellent progress on the expansion of Queens Center which is currently 98% leased.  It has also been an active time for accretive, strategic acquisitions. Including three recently announced acquisitions, we have acquired over 21 million square feet since June 2002.  Included in the acquisitions were 16 malls, located primarily in California and Arizona.  These acquisitions along with our development and redevelopment pipeline will help fuel our continued FFO growth.”

Redevelopment and Development Activity

At Queens Center, the redevelopment and expansion continue.  The project will increase the size of the center from 620,000 square feet to approximately one million square feet.  Completion is planned in phases. Phase I recently opened and project completion and stabilization is expected in early 2005.   Leasing activity has been robust with 98% of the total shop expansion space already leased.

In Boulder Colorado, the Company has received unanimous approval from the City of Boulder’s Planning Board for its proposal to transform Crossroads Mall into “Twenty Ninth Street”—an open-air retail, entertainment, restaurant and office district. Boulder’s City Council subsequently passed a resolution supporting the Planning Board’s decision, finalizing the extended regulatory process and bringing final approval to the project. Macerich has reached agreement with two anchors, Century Theatres and Wild Oats Market.  Wild Oats and Century will join existing anchor Foley’s which is the remaining retailer from the original mall.  In addition to building a flagship, 35,000-square-foot Wild Oats Natural Marketplace, the Boulder-based Wild Oats agreed to relocate from its current 50,000-square-foot headquarters elsewhere in the city to 80,000 square feet of newly-constructed office space in the center’s former Sears building—bringing 275 employees to the site.

Acquisitions

In July, the Company acquired La Cumbre Plaza in Santa Barbara, California and the Mall of Victor Valley in Victorville, California.  La Cumbre Plaza is a 494,000 square foot Mediterranean themed, open-air regional mall anchored by Sears and Robinson-May.  The specialty tenant annual sales per square foot are $369.  The Mall of Victor Valley is a 507,000 square foot regional mall anchored by JC Penney, Harris, Sears and Mervyn’s.    The mall is located in the Inland Empire, one of California’s fastest growing regions. Specialty tenant annual sales per square foot are $370.   The combined total

purchase price for both properties was $151.3 million.  Projected first year net operating income from the two properties combined is $10.9 million.

In May, a 50% interest in NorthPark Center in Dallas, Texas was acquired.   NorthPark is a 1.4 million square foot enclosed mall anchored by Neiman Marcus, Foley’s and Dillard’s.  Plans are underway to expand the center by adding specialty shops and Nordstrom.  Tenant average annual sales per square foot exceed $550.

Financing Activity

In June, an $85 million fixed rate loan was placed on Northridge Mall in Salinas, California.  The five-year loan bears interest at 4.94%.

In July, Redmond Town Center was refinanced with a $75 million fixed rate loan at 4.81%.  The proceeds were used to pay off the existing $58 million, 6.5% loan.

The Company’s line of credit was amended and upsized to $ 1 billion from $425 million.  The term was extended two years to 2007 and the borrowing spread was reduced by 100 basis points to LIBOR plus 1.50% based on the Company’s current leverage level.   The 23 participating banks closed the transaction on July 30.  Concurrently with the line of credit closing, a $196 million term loan bearing interest at LIBOR plus 2.75% was paid off.

Earnings Guidance

The Company is raising the lower end of its year 2004 FFO per share guidance range and revising its EPS guidance as follows:

	Range per share:
Fully Diluted EPS	$1.65	$1.71
Plus: Real Estate Depreciation and Amortization	$2.26	$2.26
Less: impact of preferred shares (not dilutive to EPS)	$(.08)	$(.08)
Less: Gain on Sale of depreciated Assets	$(.01)	$(.01)
Fully Diluted FFO per share	$3.82	$3.88

The guidance is based on management’s current view of the current market conditions in the regional mall business.  Due to the uncertainty in the timing and economics of acquisitions and dispositions, the guidance ranges do not include any potential property acquisitions or dispositions other than those that have closed through August 5, 2004.  The Company is not able to assess at this time the potential impact of such exclusions on future EPS and FFO.  FFO does not include gains or losses on sales of depreciated operating assets.

The Macerich Company is a fully integrated self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional malls throughout the United States.  The Company is the sole general partner and owns an 81% ownership interest in The Macerich Partnership, L.P.  Macerich now owns approximately 61 million square feet of gross leaseable area consisting primarily of interests in 62 regional malls.  Additional information about The Macerich Company can be obtained from the Company’s web site at www.macerich.com

Investor Conference Call

The Company will provide an online Web simulcast and rebroadcast of its quarterly earnings conference call.  The call will be available on The Macerich Company’s website at www.macerich.com and through CCBN at www.fulldisclosure.com.  The call begins today, August 5, 2004 at 10:30 AM Pacific Time. To listen to the call, please go to any of these web sites at least 15 minutes prior to the call in order to register and download audio software if needed. An online replay at www.macerich.com will be available for one year after the call.

Note:  This release contains statements that constitute forward-looking statements. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected.  Such factors include, among others, general industry, economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates and terms, interest rate fluctuations, availability and cost of financing and operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment, acquisitions and dispositions; governmental actions and initiatives (including legislative and regulatory changes); environmental and safety requirements; and terrorist activities which could adversely affect all of the above factors.  The reader is directed to the Company’s various filings with the Securities and Exchange Commission, for a discussion of such risks and uncertainties.

(See attached tables)

##

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Results before SFAS 144 (f)		Impact of SFAS 144 (f)		Results after SFAS 144 (f)
Results of Operations:	For the Three Months		For the Three Months		For the Three Months
	Ended June 30		Ended June 30		Ended June 30
	Unaudited				Unaudited
	2004	2003	2004	2003	2004	2003
Minimum Rents (e)	$80,126	$73,029	$(26)	$(1,035)	$80,100	$71,994
Percentage Rents	2,400	1,261	—	—	$2,400	1,261
Tenant Recoveries	41,519	39,638	—	(185)	$41,519	39,453
Other Income	4,854	3,784	(77)	(19)	$4,777	3,765

Total Revenues	128,899	117,712	(103)	(1,239)	128,796	116,473

Shopping center and operating expenses (c)	47,544	42,846	(11)	(256)	47,533	42,590
Depreciation and amortization	35,311	24,575		(179)	35,311	24,396
General, administrative and other expenses (c)	2,271	2,719		—	2,271	2,719
Interest expense	34,755	32,981		—	34,755	32,981
Gain (loss) on sale or writedown of assets	1,068	11,591	(288)	19	780	11,610
Equity in income of unconsolidated entities (c)	13,310	15,141		—	13,310	15,141
Income of the Operating Partnership from continuing operations	23,396	41,323	(380)	(785)	23,016	40,538

Discontinued Operations:
Gain (loss) on sale of asset	—	—	288	(19)	288	(19)
Income from discontinued operations	—	—	92	804	92	804
Income before minority interests	23,396	41,323	—	—	23,396	41,323
Income (loss) allocated to minority interests	4,070	7,554	—	—	4,070	7,554
Net income before preferred dividends	19,326	33,769	—	—	19,326	33,769
Dividends earned by preferred stockholders (a)	2,213	5,195	—	—	2,213	5,195
Net income to common stockholders	$17,113	$28,574	$0	$0	$17,113	$28,574

Average # of shares outstanding - basic	58,612	51,874			58,612	51,874
Average shares outstanding,-basic, assuming full conversion of OP Units (d)	72,827	65,586			72,827	65,586
Average shares outstanding - diluted for FFO (d)	76,830	75,203			76,830	75,203

Per share income- diluted before discontinued operations	—	—			$0.28	$0.54
Net income per share-basic	$0.29	$0.55			$0.29	$0.55
Net income per share- diluted	$0.29	$0.55			$0.29	$0.55
Dividend declared per share	$0.61	$0.57			$0.61	$0.57
Funds from operations “FFO” (b) (d)- basic	$65,836	$58,566			$65,836	$58,566
Funds from operations “FFO” (a) (b) (d) - diluted	$68,049	$63,761			$68,049	$63,761
FFO per share- basic (b) (d)	$0.90	$0.89			$0.90	$0.89
FFO per share- diluted (a) (b) (d)	$0.89	$0.85			$0.89	$0.85
% change in FFO - diluted	4.47%				4.47%

	Results before SFAS 144 (f)		Impact of SFAS 144 (f)		Results after SFAS 144 (f)
Results of Operations:	For the Six Months		For the Six Months		For the Six Months
	Ended June 30		Ended June 30		Ended June 30
	Unaudited				Unaudited
	2004	2003	2004	2003	2004	2003
Minimum Rents (e)	$156,073	$145,167	$(170)	$(2,117)	$155,903	$143,050
Percentage Rents	4,827	2,971	—	—	4,827	2,971
Tenant Recoveries	82,840	76,655	—	(303)	82,840	76,352
Other Income	8,909	7,877	(159)	(25)	8,750	7,852

Total Revenues	252,649	232,670	(329)	(2,445)	252,320	230,225

Shopping center and operating expenses (c)	90,380	82,208	(11)	(642)	90,369	81,566
Depreciation and amortization	69,612	48,489	(44)	(373)	69,568	48,116
General, administrative and other expenses (c)	5,294	5,055	—	—	5,294	5,055
Interest expense	68,088	66,989	—	—	68,088	66,989
Loss on early extinguishment of debt	(405)	—	—	—	(405)	—
Gain <loss> on sale or writedown of assets	1,094	11,553	(313)	169	781	11,722
Equity in income of unconsolidated entities (c)	28,160	29,607	—	—	28,160	29,607
Income of the Operating Partnership from continuing operations	48,124	71,089	(587)	(1,261)	47,537	69,828

Discontinued Operations:
Gain (loss) on sale of asset	—	—	313	(169)	313	(169)
Income from discontinued operations	—	—	274	1,430	274	1,430
Income before minority interests	48,124	71,089	—	—	48,124	71,089
Income allocated to minority interests	8,470	12,699	—	—	8,470	12,699
Net income before preferred dividends	39,654	58,390	—	—	39,654	58,390
Dividends earned by preferred stockholders (a)	4,425	10,391	—	—	4,425	10,391
Net income to common stockholders	$35,229	$47,999	$0	$0	$35,229	$47,999

Average # of shares outstanding - basic	58,354	51,733			58,354	51,733
Average shares outstanding,-basic, assuming full conversion of OP Units (d)	72,569	65,446			72,569	65,446
Average shares outstanding - diluted for FFO (d)	76,595	75,030			76,595	75,030

Per share income- diluted before discontinued operations	—	—			$0.59	$0.90
Net income per share-basic	$0.60	$0.93			$0.60	$0.93
Net income per share- diluted	$0.60	$0.92			$0.60	$0.92
Dividend declared per share	$1.22	$1.14			$1.22	$1.14
Funds from operations “FFO” (b) (d)- basic	$132,306	$116,657			$132,306	$116,657
Funds from operations “FFO” (a) (b) (d) - diluted	$136,731	$127,048			$136,731	$127,048
FFO per share- basic (b) (d)	$1.82	$1.78			$1.82	$1.78
FFO per share- diluted (a) (b) (d)	$1.79	$1.69			$1.79	$1.69
% change in FFO - diluted	5.42%				5.42%

(a)

On February 25, 1998, the Company sold $100,000 of convertible preferred stock and on June 16, 1998 another $150,000 of convertible preferred stock was issued.  The convertible preferred shares can be converted on a one for one basis for common stock. These preferred shares are not assumed converted for purposes of net income per share for the three and six months ending June 30, 2004 and 2003 as it would be antidilutive to that calculation. On September 9, 2003, 5.487 million shares of Series B convertible preferred stock were converted into common shares. The weighted average preferred shares outstanding are assumed converted for purposes of FFO per diluted share as they are dilutive to that calculation for all periods presented.

(b)

The Company uses FFO in addition to net income to report its operating and financial results and considers FFO and FFO-diluted as supplemental measures for the real estate industry and a supplement to Generally Accepted Accounting Principles (GAAP) measures. NAREIT defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from extraordinary items and sales of depreciated operating properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. FFO and FFO on a fully diluted basis are useful to investors in comparing operating and financial results between periods. This is especially true since FFO excludes real estate depreciation and amortization, as the Company believes real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. FFO on a fully diluted basis is one of the measures investors find most useful in measuring the dilutive impact of outstanding convertible securities. FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income as defined by GAAP and is not indicative of cash available to fund all cash flow needs. FFO as presented may not be comparable to similarly titled measures reported by other real estate investment trusts.

Effective January 1, 2003, gains or losses on sale of peripheral land and the impact of SFAS 141 have been included in FFO. The inclusion of gains on sales of peripheral land increased FFO for the three and six months ended June 30, 2004 by $1,001 and $2,417, respectively, or by $.01 per share and $.03 per share, respectively. Additionally, the impact of SFAS No. 141 increased FFO for the three and six months ended June 30, 2004 by $1.9 million and $3.8 million, respectively, or by $.024 per share and $.049 per share, respectively. The inclusion of gains on sales of peripheral land increased FFO for the three and six months ended June 30, 2003 by $64 and $588, respectively, or by $.00 per share and $.01 per share, respectively. Additionally, the impact of SFAS 141 increased FFO for the three and six months ended June 30, 2003 by $1.3 million and $2.4 million, respectively, or by $.017 per share and $.032 per share, respectively. The Company adopted SFAS No. 141 (see Note (e) below) effective October 1, 2002.

(c)

This includes, using the equity method of accounting, the Company’s prorata share of the equity in income or loss of its unconsolidated joint ventures for all periods presented and for Macerich Management Company through June 30, 2003. Effective July 1, 2003, the Company has consolidated Macerich Management Company. Certain reclassifications have been made in the 2003 financial highlights to conform to the 2004 financial highlights presentation.

(d)

The Company has operating partnership units (“OP units”). Each OP unit may be converted into a share of Company stock. Conversion of the OP units has been assumed for purposes of calculating the FFO per share and the weighted average number of shares outstanding.

(e)

Effective October 1, 2002, the Company adopted SFAS No. 141, Business Combinations, which requires companies that have acquired assets subsequent to June 2001 to reflect the discounted net present value of market rents in excess of rents in place at the date of acquisition as a deferred credit to be amortized into income over the average remaining life of the acquired leases. Additionally, depreciation and amortization reflects the impact of SFAS 141. The impact on EPS for the three and six months ending June 30, 2004 was approximately ($.06) per share and ($.14) per share, respectively. The impact on EPS for the three and six months ending June 30, 2003 was approximately $.02 per share and $.03 per share, respectively.

(f)

In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company adopted SFAS 144 on January 1, 2002. The Company sold its 67% interest in Paradise Village Gateway on January 2, 2003 (acquired in July 2002), and the loss on sale of $0.2 million has been reclassified to discontinued operations. Additionally, the Company sold Bristol Center on August 4, 2003, and the results for the period January 1, 2003 to June 30, 2003 and the results for the period January 1, 2004 to June 30, 2004 have been reclassified to discontinued operations. The sale of Bristol Center resulted in a gain on sale of asset of $22.2 million.

	June 30	Dec 31
Summarized Balance Sheet Information	2004	2003
	(UNAUDITED)
Cash and cash equivalents	$93,382	$47,160
Investment in real estate, net (i)	$3,236,521	$3,186,725
Investments in unconsolidated entities (j)	$609,038	$577,908
Total Assets	$4,277,108	$4,145,593
Mortgage and notes payable	$2,865,346	$2,682,599
Pro rata share of debt on unconsolidated entities	$1,114,253	$1,046,042

	June 30	June 30
Additional financial data as of:	2004	2003
Occupancy of centers (g):
consolidated assets	91.20%	91.50%
unconsolidated assets	92.10%	93.10%
total portfolio	91.70%	92.40%

Comparable quarter change in same center sales (g) (h):
consolidated assets	4.20%	0.20%
unconsolidated assets	7.70%	2.70%
total portfolio	6.00%	1.50%
Sales per square foot (h):
consolidated assets	$359	$352
unconsolidated assets	$390	$360
total portfolio	$375	$356

Additional financial data for the six months ended:
Acquisitions of property and equipment - including joint ventures prorata	$40,910	$9,303
Redevelopment and expansions of centers- including joint ventures prorata	$84,740	$73,132
Renovations of centers- including joint ventures at prorata	$16,711	$5,508
Tenant allowances- including joint ventures at prorata	$5,774	$3,939
Deferred leasing costs- including joint ventures at prorata	$9,576	$8,972

(g)	excludes redevelopment properties- Crossroads Mall- Boulder, Parklane Mall, Queens expansion, Scottsdale 101 and La Encantada.
(h)	includes mall and freestanding stores.
(i)	includes construction in process on wholly owned assets of $158,179 at June 30, 2004 and $268,810 at December 31, 2003.
(j)	the Company’s prorata share of construction in process on unconsolidated entities of $9,759 at June 30, 2004 and $8,188 at December 31, 2003.

	For the Three Months		For the Six Months
PRORATA SHARE OF JOINT VENTURES	Ended June 30,		Ended June 30,
	Unaudited		Unaudited
(Unaudited)	(All amounts in thousands)		(All amounts in thousands)
	2004	2003	2004	2003
Revenues:
Minimum rents	$42,931	$38,904	$82,992	$78,675
Percentage rents	1,221	901	2,729	2,288
Tenant recoveries	18,566	16,814	36,455	32,957
Management fee (c)	—	2,666	—	5,250
Other	1,286	1,221	3,276	2,303
Total revenues	64,004	60,506	125,452	121,473
Expenses:
Shopping center expenses	23,513	19,083	44,212	38,199
Interest expense	15,074	13,753	30,030	27,916
Management company expense (c)	—	1,003	—	3,013
Depreciation and amortization	12,775	11,282	25,133	22,940
Total operating expenses	51,362	45,121	99,375	92,068
Gain (loss) on sale or writedown of assets	668	(244)	2,083	202
Net income	$13,310	$15,141	$28,160	$29,607

	For the Three Months		For the Six Months
RECONCILIATION OF NET INCOME TO FFO	Ended June 30,		Ended June 30,
	(All amounts in thousands)		(All amounts in thousands)
	(UNAUDITED)		(UNAUDITED)
	2004	2003	2004	2003
Net income - available to common stockholders	$17,113	$28,574	$35,229	$47,999
Adjustments to reconcile net income to FFO- basic
Minority interest	4,070	7,554	8,470	12,699
(Gain) loss on sale of consolidated assets	(1,068)	(11,591)	(1,094)	(11,553)
plus gain on land sales - consolidated assets	334	27	334	155
(Gain) loss on sale or write-down of assets from unconsolidated entities (pro rata)	(668)	244	(2,083)	(202)
plus gain on land sales - unconsolidated entities (pro rata)	668	38	2,083	433
Depreciation and amortization on consolidated centers	35,311	24,575	69,612	48,489
Depreciation and amortization on joint ventures and from the management companies (pro rata)	12,775	11,282	25,133	22,940
Less: depreciation on personal property and amortization of loan costs and interest rate caps	(2,699)	(2,137)	(5,378)	(4,303)
Total FFO - basic	65,836	58,566	132,306	116,657
Additional adjustment to arrive at FFO -diluted
Preferred stock dividends earned	2,213	5,195	4,425	10,391
Effect of employee/director stock incentive plans
FFO - diluted	$68,049	$63,761	$136,731	$127,048
Weighted average shares outstanding - diluted (d) (e)	76,830	75,203	76,595	75,030

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	(All amounts in thousands)		(All amounts in thousands)
	(UNAUDITED)		(UNAUDITED)
Reconciliation of EPS to FFO per diluted share:	2004	2003	2004	2003
Earnings per share	$0.29	$0.55	$0.60	$0.92
Per share impact of depreciation and amortization real estate	$0.62	$0.51	$1.23	$1.03
Per share impact of gain on sale of depreciated assets	$(0.01)	$(0.17)	$(0.01)	$(0.17)
Per share impact of preferred stock not dilutive to EPS	$(0.01)	$(0.04)	$(0.03)	$(0.09)
Fully Diluted FFO per share	$0.89	$0.85	$1.79	$1.69

THE MACERICH COMPANY	For the Three Months		For the Six Months
RECONCILIATION OF NET INCOME TO EBITDA	Ended June 30,		Ended June 30,
	(All amounts in thousands)		(All amounts in thousands)
	(UNAUDITED)		(UNAUDITED)
	2004	2003	2004	2003
Net income - available to common stockholders	$17,113	$28,574	$35,229	$47,999

Interest expense	34,755	32,981	68,088	66,989
Depreciation and amortization	35,311	24,575	69,612	48,489
Equity in income of unconsolidated entities (pro rata)	(13,310)	(15,141)	(28,160)	(29,607)
Minority interest	4,070	7,554	8,470	12,699
Loss on early extinguishment of debt	—	—	405	—
Loss (gain) on sale of assets	(1,068)	(11,591)	(1,094)	(11,553)
Preferred dividends	2,213	5,195	4,425	10,391

EBITDA - Consolidated centers (k)	$79,084	$72,147	$156,975	$145,407

Equity in income of unconsolidated entities (pro rata)	$13,310	$15,141	$28,160	$29,607
Interest expense - unconsolidated entities (pro rata)	15,074	13,753	30,030	27,916
Depreciation and amortization - unconsolidated entities (pro rata)	12,775	11,282	25,133	22,940
Loss (gain) on sale of assets - unconsolidated entities (pro rata)	(668)	244	(2,083)	(202)

EBITDA – Unconsolidated entities (pro rata) (k)	$40,491	$40,420	$81,240	$80,261

EBITDA – Total (k)	$119,575	$112,567	$238,215	$225,668

THE MACERICH COMPANY
RECONCILIATION OF EBITDA TO SAME CENTERS - NET OPERATING INCOME (“NOI”)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	(All amounts in thousands)		(All amounts in thousands)
	(UNAUDITED)		(UNAUDITED)
	2004	2003	2004	2003
EBITDA - Consolidated centers (k)	$79,084	$72,147	$156,975	$145,407

Add: REIT general and administrative expenses	2,271	2,719	5,294	5,055
Management Company expenses	4,752	4,134	5,598	6,357
EBITDA of non-comparable centers	(10,664)	(5,514)	(17,287)	(9,224)

Consolidated Same Centers - NOI - (l)	$75,443	$73,486	$150,580	$147,595

EBITDA - Unconsolidated entities (k)	$40,491	$40,420	$81,240	$80,261

EBITDA of non-comparable centers	(4,239)	(3,976)	(8,261)	(7,921)

Unconsolidated entities - Same Centers - NOI - (l)	$36,252	$36,444	$72,979	$72,340

Total Same Centers - NOI (l)	$111,695	$109,930	$223,559	$219,935

(k)

EBITDA represents earnings before interest, income taxes, depreciation, amortization, minority interest, extraordinary items, gain (loss) on sale of assets and preferred dividends  and includes joint ventures at their pro rata share. Management considers EBITDA to be an appropriate supplemental measure to net income because it helps investors understand the ability of the Company to incur and service debt and make capital expenditures. EBITDA should not be construed as an alternative to operating income as an indicator of the Company’s operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. EBITDA, as presented, may not be comparable to similarly titled measurements reported by other companies.

(l)

The Company presents same-center NOI because the Company believes it is useful for investors to evaluate the operating performance of comparable centers. Same-center NOI is calculated using total EBITDA and subtracting out EBITDA from non-comparable centers and eliminating the management companies and the Company’s general and administrative expenses.